Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-3
(Nos. 333-257434 and 333-250857 and Form S-8 Nos. 333-264958, 333-257421, 333-250866,
333-226927, 333-193075, and 333-119661) of Westwater Resources, Inc. of our report dated March 6, 2023, relating to the consolidated financial statements of Westwater Resources, Inc. (the Company) (which report expresses an unqualified opinion and includes an explanatory paragraph regarding going concern uncertainty), appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2022 filed with the Securities and Exchange Commission.

/s/ Moss Adams LLP

Denver, Colorado

March 6, 2023